EX-16.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our two reports each dated February 19, 2015, relating to the financial statements and financial highlights which appear in the December 31, 2014 Annual Report to Shareholders of American Century NVIT Growth Fund and NVIT Large Cap Growth Fund (two of the portfolios of the Nationwide Variable Insurance Trust) which are also incorporated by reference into the Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
December 22, 2015